Exhibit 99.6
CONSENT TO BE NAMED AS A DIRECTOR NOMINEE
     I consent to the use of my name as a Director Nominee in the section “Management” in the Registration Statement to be filed by CoreSite Realty Corporation on Form S-11 and the related Prospectus and any amendments or supplements thereto.
Dated: August 18, 2010

/s/ J. David Thompson
Name: J. David Thompson